CONTRACT FOR DEED – Limited Liability Company to Corporation

No delinquent taxes and transfer entered; Certificate of Real Estate Value (X) filed ( ) not required; Certificate of Real Estate Value No. ______
12-13-, 20 05

Donald Dicklich, County Auditor, County Auditor

By K. Athelene Deputy

(reserved for recording data)

Dated November 15th 2005.

THIS CONTRACT FOR DEED is made as of the above date by CLIFFS ERIE L.L.C., a Delaware limited liability company, Seller, and POLY MET MINING, INC., a Minnesota corporation, Purchaser. Seller and Purchaser agree to the following terms:

1. PROPERTY DESCRIPTION. Seller hereby sells, and Purchaser hereby buys, real property in St. Louis County, Minnesota, legally described on Exhibit A attached hereto and incorporated herein by this reference, together with all hereditaments and appurtenances belonging thereto (the "Premises"), and the Facilities and the Permits (the "Facilities and Permits") pursuant to the Option Agreement dated February 16, 2004, as amended (the "Option Agreement").

2. TITLE. Seller warrants that title to the Premises is, on the date of this contract, subject only to the following exceptions:

(a) Covenants, conditions, restrictions, declarations and easements of record, if any;

(b) Reservations of minerals or mineral rights as reserved of record, if any;

(c) Building, zoning and subdivision laws and regulations;

(d) The lien of real estate taxes and installments of special assessments which are payable by Purchaser pursuant to paragraph 8 of this contract;

(e) The licenses being granted by the Purchaser, and the easement reserved by Seller, further identified or described in paragraph 6 below, all of which are included as Permitted Encumbrances on Exhibit B attached hereto; and

(f) The Permitted Encumbrances set forth on Exhibit B attached hereto and incorporated herein by this reference.

3. DELIVERY OF DEED. Upon Purchaser's prompt and full performance of this contract, Seller shall execute, acknowledge and deliver to Purchaser a Limited Warranty Deed, in recordable form, conveying title to the Premises to Purchaser, and a Bill of Sale conveying title to and assigning the Facilities and Permits to Purchaser, subject to the following exceptions:

(a) Those exceptions referred to in paragraph 2.(a), (b), (c), (d), (e), and (f) of this contract; and

(b) Liens, encumbrances, adverse claims or other matters which Purchaser has created, suffered, or permitted to accrue after the date of this contract.

Seller's warranty contained in the deed shall be only that Seller's deed conveys after-acquired title, and that Seller has not made, done, executed or suffered any act or thing whereby the Premises or any part of the Premises is or may be imperiled, charged or encumbered in any manner; and that Seller warrants the title to the Premises against all persons claiming the Premises from or through Seller as a result of any such act or thing. Sellers warranty in the Bill of Sale shall be only that Seller has not made, done, executed or suffered any act or thing whereby the Facilities and Permits or any part of the Facilities and Permits is or may be imperiled, charged or encumbered in any manner; and that Seller warrants the title to the Facilities and Permits against all persons claiming the Facilities and Permits from or through Seller as a result of any such act or thing.

**** DUPLICATE FILING DATA ****

Registrar of Titles

St. Louis County

State of Minnesota

Document No.

810204.0

Filed Dec 14, 2005 at 10:34AM

on Certificate(s) of Title

258750.0 208655.0 305292.0

Mark A. Monacelli

Registrar of Titles

**** DUPLICATE FILING DATA ****

TFR 191381

**** DUPLICATE FILING DATA ****

810204.0

The above Document No. has also been filed on Certificate(s) of Title

305292.0 305293.0 305295.0 305296.0

305297.0 305311.0 305334.0 305424.0

**** DUPLICATE FILING DATA ****

TFR 191381

4. PURCHASE PRICE COMPONENTS. Purchaser shall provide to Seller, as the purchase price for the Premises and the Facilities and Permits: (i) the Cash Component as defined in paragraph 4.(a) below, (ii) the 'ock Component as defined in paragraph 4.(b) below, and (iii) the Assumption of Liabilities Component as defined in paragraph 4.(c) below (collectively the "Purchase Price").

(a) CASH COMPONENT. Purchaser shall pay to Seller, by wire transfer, the sum of Three Million Four Hundred Thousand and no/100 Dollars ($3,400,000.00)(U.S.) (the "Cash Component"), payable as follows:

(i) One Million and no/100 Dollars ($1,000,000.00) (U.S.) which has been paid by the Purchaser to the Seller, receipt of which is hereby acknowledged by the Seller;

(ii) Two Million Four Hundred Thousand and no/100 Dollars ($2,400,000.00) (U.S.), the unpaid principal balance of the Cash Component hereunder, together with interest on the unpaid principal balance thereof from time to time remaining hereunder at the annual simple rate of four percent (4.0%) accruing on and after the date hereof, shall be paid by the Purchaser to the Seller in quarterly installments equal to Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00)(U.S.) plus interest accrued and remaining unpaid on the unpaid principal balance of the Cash Component from time to time remaining, commencing with the last day of the first full calendar quarter after the date of this contract (e.g., if the date of this contract is September 15, 2005, the first installment shall be due on December 31, 2005), and continuing thereafter on the last day of successive calendar quarters until the earlier of (A) the date 90 days after the date that Purchaser obtains a Permit to Mine and Seller and Cleveland-Cliffs Inc. are released by the State of Minnesota from the CE Remediation Obligations (as defined below), or (B) the date the principal balance of the Cash Component remaining unpaid is less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00)(U.S.), in which event the entire principal balance of the Cash Component and all accrued interest remaining unpaid shall be due and shall be paid to the Seller on the last day of the next succeeding full calendar quarter. All payments hereunder shall be made to the Seller by wire transfer, without deduction for any wire transfer fees, in accord with wire transfer instructions given to the Purchaser by the Seller. All payments shall first be applied to accrued late charges, then to accrued interest, then toward the reduction of the unpaid principal balance, and then to any other amounts due or becoming due to the Seller hereunder. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a holiday under the laws of the State of Minnesota, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation and payment of interest hereunder.

(b) STOCK COMPONENT. The Stock Component of the Purchase Price shall be 6,200,547 shares of the common stock of PolyMet Mining Corporation ("PolyMet Canada") at a deemed value of $0.90 per share in Canadian dollars (the "Stock Component"). PolyMet shall deliver or cause PolyMet Canada to deliver to CE at Closing a stock certificate for the Stock Component. The shares of common stock in PolyMet Canada issued or delivered to CE pursuant to this Section shall be duly authorized and shall be validly issued as fully paid and non-assessable shares of common stock in PolyMet Canada. It shall be a condition precedent to the issuance and delivery of the Stock Component that notice of this transaction shall have been accepted for filing by the TSX Venture Exchange. The parties agree that CE shall have the same preemptive rights as to the Stock Component as it has to the existing one million shares of PolyMet Canada as described in Section 1.7 of the Option Agreement.

(c) ASSUMPTION OF LIABILITIES COMPONENT. Purchaser hereby assumes all Environmental and Reclamation Liabilities associated with the Premises as defined in Section 2.2 of the Option Agreement, and covenants and agrees to indemnify the Seller and Cleveland-Cliffs Inc. for all damages, losses, costs, and expenses that result therefrom, and Purchaser shall obtain a Permit to Mine and all other environmental permits necessary to conduct its mining operations on or about the Premises, which permits shall assign to Purchaser full responsibility and liability for all Environmental and Reclamation Liabilities with respect to the Premises, including without limitation Environmental and Reclamation Liabilities created by reason of Purchaser operations, and the Environmental and Reclamation Liabilities already associated with the Premises which are being assumed by Purchaser pursuant to this contract and which are presently the responsibility of Seller and guaranteed by its parent corporation, Cleveland-Cliffs Inc., the CE Remediation Obligations as defined more fully below (the "Assumption of Liabilities Component"). Because Purchaser's permitting process is not complete on the date of this contract, Purchaser's obligations in connection with Environmental and Reclamation Liabilities are limited to an assumption of such liabilities and an indemnification of Seller from those liabilities pursuant to Section 8.2 of the Option Agreement. The assumption and indemnification herein provided shall survive performance or termination of this contract. In order for Purchaser to be deemed to have fully paid the Purchase Price and to have performed the Purchaser's obligations under this contract, Seller and Cleveland-Cliffs Inc. must first have been provided with a release from the State of Minnesota of the CE Remediation Obligations.

5. CE REMEDIATION OBLIGATIONS; MINING OPERATIONS. Seller has existing obligations to perform certain environmental remediation and reclamation activities on the Premises pursuant to Seller's

Permit to Mine. Mine Closure Plan and various other environmental permits relevant to the Premises as well pursuant to the State Master Agreement among Seller, the State of Minnesota, the Minnesota Iron Range esources and Rehabilitation, the Minnesota Department Of Natural Resources, Minnesota Pollution Control Agency, The Minnesota Department of Revenue, Cleveland-Cliffs Inc, Minnesota Power, Rainy River Energy Corporation Taconite Harbor, LTV Steel Mining Company, and LTV Steel Company, Inc. ("CE Remediation Obligations"). The Purchaser covenants and agrees that it shall not commence mining operations on the Premises, before it obtains a Permit to Mine and all other environmental permits necessary to conduct its mining operations, which permits shall assign to Purchaser full responsibility and liability for all Environmental and Reclamation Liabilities with respect to the Premises, including without limitation the CE Remediation Obligations.

6. LICENSES/EASEMENTS. The Purchaser is contemporaneously granting the Seller, and its sublicensees and successors and assigns, certain licenses identified as Permitted Encumbrances in Exhibit B attached hereto, and the rights to obtain easements pursuant thereto, over, across, and under the Premises for the use and purposes set forth in the licenses, and is reserving unto itself, and its successors and assigns, the easement for environmental remediation and reclamation set forth in Exhibit C attached hereto, which is also identified as a Permitted Encumbrance in Exhibit B attached hereto.

7. PREPAYMENT. Unless otherwise provided in this contract, Purchaser shall have the right to fully or partially prepay this contract at any time without penalty. Any partial prepayment shall be applied first to payment of amounts then due under this contract, including unpaid accrued interest, and the balance shall be applied to the principal installments to be paid in the inverse order of their maturity. Partial prepayment shall not postpone the due date of the installments to be paid pursuant to this contract or change the amount of such installments.

. REAL ESTATE TAXES AND ASSESSMENTS. Seller shall pay all real estate taxes and installments of special assessments assessed against the Premises which first became due and payable in calendar years prior to the calendar year containing the date of this contract, and any penalties and interest due with regard thereto. Real estate taxes and installments of special assessments first becoming due and payable during the calendar year containing the date of this contract shall be pro rated between the Seller and the Purchaser on a per diem basis, based on a 365 day year, the Seller being responsible for and obligated to pay those attributable (on the pro rated basis) to the number of days in the calendar year preceding and including the date of this contract, and the Purchaser being responsible for and obligated to pay those attributable (on the pro rated basis) to the number of days in the calendar year following the date of this contract. Purchaser shall pay, before penalty accrues, all real estate taxes and installments of special assessments assessed against the Premises which first become due and payable in the calendar year following the date of this contract, and which first become due and payable in all subsequent years.

9. PROPERTY INSURANCE.

(a) INSURED RISKS AND AMOUNT. Purchaser shall keep all buildings, improvements and fixtures now or later located on or a part of the Premises insured against loss by fire, extended coverage perils, vandalism, malicious mischief and, if applicable, steam boiler explosion for at least the amount of the full insurable value thereof. If any of the buildings, improvements or fixtures are located in a federally designated flood prone area, and if flood insurance is available for that area, Purchaser shall procure and maintain flood insurance in amounts reasonably satisfactory to Seller.

(b) OTHER TERMS. The insurance policy shall contain a loss payable clause in favor of Seller which provides that Seller's right to recover under the insurance shall not be impaired by any acts or omissions of Purchaser or Seller, and that Seller shall otherwise be afforded all rights and privileges customarily provided a mortgagee under the so-called standard mortgage clause.

(c) NOTICE OF DAMAGE. In the event of damage to the Premises by fire or other casualty, Purchaser shall promptly give notice of such damage to Seller and the insurance company.

10 DAMAGE TO THE PROPERTY.

(a) APPLICATION OF INSURANCE PROCEEDS. If the Premises is damaged by fire or other casualty, the insurance proceeds paid on account of such damage shall be applied to payment of the amounts payable by Purchaser under this contract, even if such amounts are not then due to be paid, unless Purchaser makes a permitted election described in the next paragraph. Such amounts shall be first applied to unpaid accrued interest and next to the installments to be paid as provided in this contract in the inverse order of their maturity. Such payment shall not postpone the due date of the installments to be paid pursuant to this contract or change the amount of such installments. The balance of insurance proceeds, if any, shall be the property of Purchaser. If Purchaser does not make a permitted election described in the next paragraph, then the unpaid principal balance, together with all accrued interest and other amounts due Seller shall be paid in full within

ninety days after the date of the damage to the Premises

(b) PURCHASER'S ELECTION TO REBUILD. If (i) Purchaser is not in default under this contract, or after curing any such default, (ii) the mortgagees in any prior mortgages and sellers in any prior contacts for deed do not require otherwise, (iii) the damage to the Premises occurs more than 240 days prior to the date the Purchaser's entire performance under this contract is due pursuant to paragraph 4. of this contract, and (iv) the Purchaser can complete the restoration, replacement, or repair of the damaged Premises within 120 days of the date of the damage, then Purchaser may elect to have that portion of such insurance proceeds necessary to repair, replace or restore the damaged Premises (the repair work) deposited in escrow with a bank or title insurance company qualified to do business in the State of Minnesota, or such other party as may be mutually agreeable to Seller and Purchaser. The election may only be made by written notice to Seller within sixty (60) days after the damage occurs. Also, the election will only be permitted if the plans and specifications, contracts, contractor and subcontractors for the repair work are approved by Seller, which approval Seller shall not unreasonably withhold or delay. If such a permitted election is made by Purchaser, Seller and Purchaser shall jointly deposit, when paid, such insurance proceeds into such escrow. If such insurance proceeds are insufficient for the repair work, Purchaser shall, before the commencement of the repair work, deposit into such escrow sufficient additional money to insure the full payment for the repair work. Even if the insurance proceeds are unavailable or are insufficient to pay the cost of the repair work, Purchaser shall at all times be responsible to pay the full cost of the repair work. All escrowed funds shall be held and disbursed by the escrowee in accordance with generally accepted sound construction escrow and disbursement procedures approved by the Seller, which approval shall not be unreasonably withheld, conditioned, or delayed. The cost incurred or to be incurred on account of such escrow shall be deposited by Purchaser into such escrow before the commencement of the repair work. Purchaser shall complete the repair work as soon as reasonably possible and in a good and workmanlike manner with new good quality materials, and in any event the repair work shall be completed by Purchaser within 120 days after the damage occurs. If, following the completion of and payment for the repair work, there remain any undisbursed escrow funds, such funds shall be applied to payment of the amounts payable by Purchaser under this contract in accordance with paragraph 10 (a) above.

11. INJURY OR DAMAGE OCCURING ON THE PROPERTY.

(a) LIABILITY. Seller shall be free from liability and claims for damages by reason of injuries occurring on or after the date of this contract to any person or persons or property while on or about the Premises. Purchaser shall defend and indemnify Seller from all liability, loss, costs and obligations, including reasonable attorneys' fees, on account of or arising out of any such injuries. However, Purchaser shall have no liability or obligation to Seller for such injuries which are caused by the negligence or intentional wrongful acts or omissions of Seller.

(b) LIABILITY INSURANCE. Purchaser shall, at Purchaser's own expense, procure and maintain liability insurance against claims for bodily injury, death and property damage occurring on or about the Premises in amounts reasonably satisfactory to Seller and naming Seller as an additional insured. The liability insurance to be maintained during the term of this contract shall not be less than Five Million and no/100 Dollars ($5,000,000.00)(U.S) per occurrence.

12. INSURANCE GENERALLY. The insurance which Purchaser is required to procure and maintain pursuant to paragraphs 9 and 11 of this contract shall be issued by an insurance company or companies licensed to do business in the State of Minnesota or which may issue policies pursuant to the Minnesota Surplus Lines Insurance Act and acceptable to Seller. The insurance shall be maintained by Purchaser at all times while any amount remains unpaid under this contract. The insurance policies shall provide for not less than 30 days written notice to Seller before cancellation, non-renewal, termination or change in coverage, and Purchaser shall deliver to Seller a duplicate original or certificate of such insurance policy or policies.

13. CONDEMNATION. If all or any part of the Premises is taken in condemnation proceedings instituted under power of eminent domain or is conveyed in lieu thereof under threat of condemnation, the money paid pursuant to such condemnation or conveyance in lieu thereof shall be applied to payment of the amounts payable by Purchaser under this contract, even if such amounts are not then due to be paid. Such amounts shall be applied first to unpaid accrued interest and next to the installments to be paid as provided in this contract in the inverse order of their maturity. Such payment shall not postpone the due date of the installments to be paid pursuant to this contract or change the amount of such installments. The balance, if any, shall be the property of Purchaser.

14. WASTE, REPAIR and LIENS. Purchaser shall not remove or demolish any buildings, improvements or fixtures now or later located on or a part of the Premises, nor shall Purchaser commit or allow waste of the Premises, except as provided in the Option Agreement and any amendments thereto. Purchaser shall maintain the Premises in good condition and repair. Purchaser shall not create or permit to accrue liens or adverse claims against the Premises which constitute a lien or claim against Seller's interest in the Premises. Purchaser shall pay to Seller all amounts, costs and expenses, including reasonable attorney's fees, incurred by Seller to remove

any such liens or adverse claims.

15. COMPLIANCE WITH LAWS. Purchaser shall comply or cause compliance with all laws and regulation of any governmental authority which affect the Premises or the manner of using or operating the same, and with all restrictive covenants, if any, affecting title to the Premises or the use thereof.

16. RECORDING OF CONTRACT; DEED TAX. Purchaser shall, at Purchaser's expense, record this contract in the office of the county recorder or registrar of titles in the county in which the Premises is located within four (4) months after the date hereof. Purchaser shall pay any penalty imposed under Minnesota Statutes Section 507.235 for failure to timely record the contract. Upon an agreed upon allocation of the Purchase Price between the Premises and the Facilities and Permits, Seller and Purchaser shall, upon Purchaser's full performance of this contract, equally divide and each pay one-half the deed tax due on the amount of the Purchase Price allocated to the Premises upon the recording of the deed to be delivered by Seller.

17. ASSIGNMENT.

(a) If Seller assigns its interest in the Premises or this contract, a copy of such assignment shall promptly be furnished to the non-assigning party.

(b) The Purchaser may assign its interests in the Premises and this contract to an entity owned, controlled, and managed by Purchaser (hereinafter the Purchaser's Permitted Assignee) without releasing or discharging the Purchaser from its obligations thereunder, in which event the performance by the Purchaser's Permitted Assignee of all the Purchaser's duties and obligations thereunder shall be substituted for the required performance of the Purchaser, until the Permitted Assignee defaults under this contract for deed, and upon the Purchaser's request the Seller shall execute and deliver its consent thereto in recordable form.

(c) If all or any part of the Premises or any interest in it is sold or transferred (or if the Purchaser is not a natural person and a beneficial interest in the Purchaser is sold or transferred) without Seller's prior written consent, the Seller may, at its option, require immediate payment in full of all amounts remaining unpaid hereunder, and immediate performance of all the Purchaser's obligations remaining to be performed hereunder. However, this option shall not be exercised by the Seller if exercise is prohibited by federal law as of the date of this contract.

(d) If Seller exercises this option, the Seller shall give the Purchaser notice of acceleration. The notice shall provide a period of not less than 30 days from the date the notice is delivered or mailed within which Purchaser must pay all amounts remaining unpaid hereunder. If Purchaser fails to pay these amounts prior to expiration of this period, the Seller may invoke any remedies permitted by this contract or by law without any further notice or demand on the Purchaser.

18. PROTECTION OF INTERESTS. If Purchaser fails to pay any sum of money required under the terms of this contract or fails to perform any of Purchaser's obligations as set forth in this contract, Seller may, at Seller's option, pay the same or cause the same to be performed, or both, and the amounts so paid by Seller and the cost of such performance shall be payable at once, with interest at the rate stated in paragraph 4. of this contract, as an additional amount due Seller under this contract. If there now exists, or if Seller hereafter creates, suffers or permits to accrue, any mortgage, contract for deed, lien or encumbrance against the Premises which is not herein expressly assumed by Purchaser, and provided Purchaser is not in default under this contract, Seller shall timely pay all amounts due thereon, and if Seller fails to do so, Purchaser may, at Purchaser's option, pay any such delinquent amounts and deduct the amounts paid from the installment(s) next coming due under this contract.

19. DEFAULT. The time of performance by Purchaser of the terms of this contract is an essential part of this contract, and is "of the essence". Should Purchaser fail to timely perform any of the terms of this contract, Seller may, at Seller's option, elect to declare this contract cancelled and terminated by notice to Purchaser in accordance with applicable law. All right, title and interest acquired under this contract by Purchaser shall then cease and terminate, and all improvements made upon the Premises and all payments made by Purchaser pursuant to this contract shall belong to Seller as liquidated damages for breach of this contract. Neither the extension of the time for payment of any sum of money to be paid hereunder nor any waiver by Seller of Seller's rights to declare this contract forfeited by reason of any breach shall in any manner affect Seller's right to cancel this contract because of defaults subsequently occurring, and no extension of time shall be valid unless agreed to in writing. After service of notice of default and failure to cure such default within the period allowed by law, Purchaser shall, upon demand, surrender possession of the Premises to Seller, but Purchaser shall be entitled to possession of the Premises until the expiration of such period.

20. BINDING EFFECT. The terms of this contract shall run with the land and bind the parties hereto and their successors in interest.

21. HEADINGS. Headings of the paragraphs of this contract are for convenience only and do not define,

limit or construe the contents of such paragraphs.

"2. NOTICES. Any notice required or permitted hereunder shall be given by personal delivery to an authorized representative of a party hereto, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile copy followed by mailed notice, or deposited cost paid with a nationally recognized, reputable overnight courier. Notices mailed or transmitted by reputable overnight carrier shall be addressed as follows:

Seller:	Cliffs Erie L.L.C. Hoyt Lakes Plant, County Road 666 P. O. Box 847 Hoyt Lakes, Minnesota 55750
Purchaser:	Poly Met Mining, Inc 215 N-W 1st Avenue Grand Rapids, MN 55744-2702

23. DEVELOPMENT. Seller is the owner of certain real property located near Hoyt Lakes, Minnesota (the "Erie Site") on which are located various ore processing facilities formerly operated by LTV Steel Mining Company as part of that company's taconite mining and processing operations (the "Property") as well as certain other mining facilities to be relocated to the Property which facilities (the "Facilities") are presently located on property at the Erie Site to be retained by the Seller (the "Remaining Property"). Purchaser agrees, for itself and its permitted successors and assigns, that at no time shall it develop, use or improve the Premises in any manner which shall materially interfere with the development, improvement or use of the Remaining Property. Purchaser further agrees that the Limited Warranty Deed shall contain a restrictive covenant, in form and substance satisfactory to Seller which shall run with the land, prohibiting any development, improvement or use of the Premises which materially interferes with Seller's use of the Remaining Property.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SELLER:	PURCHASER:
CLIFFS ERIE L.L.C.	POLY MET MINING, INC.
By [signature]	By [signature]
Its: [signature]	Its: [signature]

STATE OF MINNESOTA)
) ss.
COUNTY OF Hennepin)

This instrument was acknowledged before me this 15th day of November, 2005, by James A. Trethewey, the President & CEO of CLIFFS ERIE L.L.C., a Delaware limited liability company, on behalf of the limited liability company.

[signature]
Notary Public

STATE OF MINNESOTA)
) ss.
COUNTY OF Hennepin)

AMY JO DITTY
NOTARY PUBLIC-MINNESOTA
My Commission Expires Jan. 31, 2010

This instrument was acknowledged before me on 15th day of November, 2005, by William Murray, the President & CEO of POLY MET MINING, INC., a Minnesota corporation, on behalf of the corporation.

AMY JO DITTY
NOTARY PUBLIC-MINNESOTA
My Commission Expires Jan. 31, 2010

[signature]
Notary Public

THIS INSTRUMENT DRAFTED BY:

MACKALL, CROUNSE & MOORE, PLC
1400 AT&T Tower
901 Marquette Avenue
Minneapolis, MN 55402-2859

Real estate tax statements should be sent to:

POLYMET MINING INC.
215 N-W 1st Avenue
Grand Rapids, MN 55744-2702

EXHIBIT A

Legal Description of Premises

[Attached to the Contract for Deed from Cliffs Erie L.L.C. (as Seller) to Poly Met Mining, Inc. (as Purchaser)]

All the real property located within St. Louis County, Minnesota, legally described as follows, *to-wit*:

NW ¼ of NW ¼, SW ¼ of NW ¼, NW ¼ of SW ¼, and SW ¼ of SW ¼, Section 2, Township 59 North, Range 14 West.

Section 3, Township 59 North, Range 14 West.

Section 4, Township 59 North, Range 14 West.

Section 5, Township 59 North, Range 14 West.

E ½ of NE ¼, E ½ of SE ¼, Section 6, Township 59 North, Range 14 West.

E ½ of NE ¼, NE ¼ of SE ¼, Section 7, Township 59 North, Range 14 West.

NE ¼, NW ¼ except railroad right of way, SW ¼ except railroad right of way, SE ¼ except railroad right of way, Section 8, Township 59 North, Range 14 West.

Section 9, Township 59 North, Range 14 West.

Section 10, Township 59 North, Range 14 West.

NW ¼ of NW ¼, Section 11, Township 59 North, Range 14 West.

That part of the NW ¼ of Section 15, Township 59 North, Range 14 West of the Fourth Principal Meridian lying northerly of a line lying 200 feet north of the following described line, measured perpendicular thereto and perpendicular to the tangent to curves therein:

Commencing at the northwest corner of said Section 15; thence South 05 degrees 49 minutes 40 seconds East based on the St. Louis County Central Zone Coordinate System for a distance of 400.76 feet to the POINT OF BEGINNING; thence North 86 degrees 44 minutes 30 seconds East 1235.77 feet; thence along a tangential curve concave to the south having a radius of 1699.87 feet, the chord of which bears South 65 degrees 34 minutes 06 seconds East with a chord length of 1415.84 feet; thence North 85 degrees 08 minutes 37 seconds East 167.41 feet more or less to the east line of said NW ¼ of Section 15 and there terminating.

N ½ of NE ¼, N ½ of NW ¼, SW ¼ of NW ¼, and N ½ of SE ¼ of NW ¼, Section 16, Township 59 North, Range 14 West.

E ½ of NE ¼, Section 17, Township 59 North, Range 14 West, and that part of the SW ¼ of the NE ¼ of Section 17, Township 59 North, Range 14 West of the Fourth Principal Meridian lying easterly of a line lying 40 feet west of the following described line, measured perpendicular thereto, and the extension thereof to the south boundary of said SW ¼ of the NE ¼.

Commencing at the Center Quarter corner of said Section 17; thence North 89 degrees 14 minutes 59 seconds East based on the St. Louis County Central Zone Coordinate System for a distance of 986.23 feet to the POINT OF BEGINNING; thence North 06 degrees 28 minutes 39 seconds East 1224.55 feet more or less to the north line of the SW ¼ of the NE ¼ of said Section 17 and there terminating,

and that part of the NW ¼ of the NE ¼ of Section 17, Township 59 North, Range 14 West of the Fourth Principal Meridian lying easterly of the following described line:

Commencing at the North Quarter corner of said Section 17; thence North 88

degrees 50 minutes 33 seconds East based on the St. Louis County Central Zone Coordinate System for a distance of 486.89 feet to the POINT OF BEGINNING, thence South 11 degrees 19 minutes 32 seconds East 719.70 feet; thence along a tangential curve concave to the west having a radius of 1494.37 feet, the chord of which bears South 00 degrees 27 minutes 55 seconds West with a chord length of 505.49 feet; to the south line of the NW ¼ of the NE ¼ of said Section 17 and there terminating.

NW ¼ of SE ¼, Section 18, Township 59 North, Range 14 West, and that part of the SE¼ of the SW ¼ and the NE ¼ of the SW ¼ of Section 18, Township 59 North, Range 14 West of the Fourth Principal Meridian lying northerly of the following described line:

Commencing at the southeast corner of the NE ¼ of the SW ¼ of said Section 18; thence North 89 degrees 59 minutes 35 seconds West based on the St. Louis County Central Zone Coordinate System for a distance of 333.97 to the POINT OF BEGINNING; thence South 65 degrees 24 minutes 26 seconds West 484.44 feet; thence North 23 degrees 19 minutes 04 seconds West 1244.30 feet; thence on a tangential curve concave to the southwest having a radius of 517.57 feet the chord of which bears North 35 degrees 16 minutes 19 seconds West with a chord length of 204.99 feet to the west line of the NE ¼ of the SW ¼ of said Section 18 and there terminating.

SE ¼ of NE ¼, E ½ of SE ¼, Section 31, Township 60 North, Range 14 West.

Section 32, Township 60 North, Range 14 West.

Section 33, Township 60 North, Range 14 West.

Section 34, Township 60 North, Range 14 West.

W ½ of NW ¼, W ½ of SW ¼, Section 35, Township 60 North, Range 14 West.

EXHIBIT B

Permitted Encumbrances

The following items, as and to the extent describing or affecting the lands described on Exhibit A to the contract:

1. Recitals on Certificate of Title Nos. 222425, 258750, 268,917, 271756, 299241, 300136, 300499, 300959, and 302574 filed in the office of the Registrar of Titles in and for St. Louis County, Minnesota.

2. The Indenture and Lease made as of October 1, 1942, filed as Document No. 647175 in Book 746 of Deeds, at page 210 thereof, in the office of the County Recorder in and for St. Louis County, Minnesota, on November 30, 1943, and all amendments thereto (identified by the parties as the "Stone Lease" or "Lease I-D-73"), and the Assignment of Lease related thereto dated April 12, 1978, filed as Document No. 420866 in the office of said Registrar of Titles on April 26, 1979.

3. The Lis Pendens dated August 22, 1945, filed as Document No. 175919 in the office of said Registrar of Titles on September 1, 1945.

4. The Final certificate dated April 8, 1948, filed as Document No. 195931 in the office of said Registrar of Titles on August 19, 1948.

5. The Order authorizing execution of a Lease, which Order is dated June 13, 1957, filed as Document No. 257631 in the office of said Registrar of Titles on June 14, 1957.

6. The Petition by Minnesota Power & Light Company dated November 25, 1977, filed as Document No. 407115 in the office of said Registrar of Titles on November 25, 1977, and the Document No. 406016 therein referenced.

7. The Permit in favor of Erie Mining Co. dated July 20, 1981, filed as Document No. 440472 in the office of said Registrar of Titles on September 16, 1981.

8. The Timber Deed in favor of Minnesota Power, legally incorporated as Allete, Inc., dated November 27, 2002, filed as Document No. 738117 in the office of said Registrar of Titles on December 23, 2002.

9. The Timber Deed in favor of S.D. Warren Services, Co. d/b/a Sappi Fine Papers North America, dated December 20, 2002, filed as Document No. 739059 in the office of said Registrar of Titles on January 9, 2003.

10. The Timber Deed in favor of S.D. Warren Services, Co. d/b/a Sappi Fine Papers North America, dated June 5, 2003, filed as Document No. 752513 in the office of said Registrar of Titles on June 25, 2003.

11. The Amendment to Timber Deed in favor of Minnesota Power, legally incorporated as Allete, Inc., dated July 12, 2005, filed as Document No. 804633 in the office of said Registrar of Titles on September 16, 2005.

12. The Roadway Access License Agreement of even date herewith executed by the Purchaser in favor of the Seller, and the rights therein contained.

13. The Gas Pipeline License Agreement of even date herewith executed by the Purchaser in favor of the Seller, and the rights therein contained.

14. The Water Facilities License Agreement of even date herewith executed by the Purchaser in favor of the Seller, and the rights therein contained.

15. The Railroad License Agreement of even date herewith executed by the Purchaser in favor of the Seller, and the rights therein contained.

16. The Demolition License Agreement of even date herewith executed by the Purchaser in favor of the Seller, and the rights therein contained.

17. The Environmental Remediation and Reclamation Easement herein reserved to the Seller, and its successors and assigns, set forth in Exhibit C to this contract.

EXHIBIT C

Reserved Easements

[Attached to the Contract for Deed from Cliffs Erie L.L.C. (as Seller) to Poly Met Mining, Inc. (as Purchaser)]

Environmental Remediation and Reclamation

An easement over, under, and across the Premises is specifically hereby reserved unto and for the benefit of the Seller, and its successors and assigns, for the purpose of performing all environmental remediation and reclamation activities on the Premises that may be required pursuant to Seller's Permit to Mine, Mine Closure Plan, environmental permits issued by the State of Minnesota, and the State Master Agreement among Seller, the State of Minnesota, the Minnesota Iron Range Resources and Rehabilitation, the Minnesota Department of Natural Resources, Minnesota Pollution Control Agency, the Minnesota Department of Revenue, Cleveland-Cliffs Inc, Minnesota Power, Rainy River Energy Corporation - Taconite Harbor, LTV Steel Mining Company, and LTV Steel Company, Inc. (i.e. the "CE Remediation Obligations"). The easement shall be for, without limitation, ingress and egress, excavation, contouring, earth moving, blasting, filling, demolition and removal of buildings and structures, soil or substance removal, soil, air and water testing and monitoring, and all other actions incidental to or required pursuant to the CE Remediation Obligations. This easement does not create any duty, obligation or liability whatsoever to perform the CE Remediation Obligations to the Seller or any third party; it is strictly for the benefit of the Seller and its successors and assigns.

By accepting this contract for deed, the Purchaser, and its successors and assigns, consent to the performance of the CE Remediation Obligations by the Seller, and its successors and assigns, if and to the extent required by the State of Minnesota or an agency thereof, as an improvement to the Premises for the purposes of Chapter 514 of the Minnesota Statutes, and to any mechanics' lien that may arise thereunder.

ATL ısl/7535596